Exhibit 99.1

Bank of Florida Corp. Reports Fourth Quarter and Year-End 2009 Financial Results

NAPLES, Fla.--(BUSINESS WIRE)--February 1, 2010--Bank of Florida Corporation (NASDAQ: BOFL) announced financial results for the full year and fourth quarter ended December 31, 2009. The net loss for the year ended December 31, 2009 was $108.7 million or $8.51 per diluted share. Full year 2009 results were most significantly impacted by the $62.0 million goodwill impairment charge recorded during the third quarter of 2009. Excluding this charge, the net loss was $46.7 million or $3.66 per diluted share. This compares to a net loss $13.2 million or $1.03 per share for the year ended December 31, 2008. In addition to the goodwill impairment charge, the increase in the net loss for the full year ended December 31, 2009 was primarily due to a $49.2 million increase in the provision for loan losses.

Full Year 2009 Highlights

  Tangible Common Equity totaled $76,169, or 5.30% of tangible assets, at December 31, 2009.
  Tangible Common Equity and reserves totaled $118,232, or 8.22% of tangible assets, at December 31, 2009.
  Total core deposits, which include demand deposits, NOW, MMDA, Savings, CDs less than $100,000 and reciprocal CDARs, increased 10%.
  Land, construction and development loans decreased 34% to $223.8 million from $336.8 million at December 31, 2008.
  Net interest margin decreased 49 basis points to 2.85% for the year-ended December 31, 2009 from 3.34% for the year-ended December 31, 2008.
  Assets under administration at Bank of Florida Trust Company totaled $740.5 million, an increase of $245.9 million, or 50%, compared to December 31, 2008.

The net loss for the fourth quarter of 2009 was $19.8 million or $1.55 per diluted share. This compares to a net loss of $78.1 million, or $6.10 per diluted share, in the third quarter of 2009. Excluding the $62.0 million goodwill impairment charge recorded in the third quarter of 2009, the net loss for the third quarter of 2009 was $16.1 million or $1.26 per diluted share.

Fourth Quarter 2009 Highlights

  The allowance for loan losses was 3.47% of total loans, compared to 3.03% at September 30, 2009.
  Fourth quarter provision for loan losses totaled $31.5 million, compared to $25.7 million in the third quarter.
  Net charge-offs on an annualized basis were 10.10% of average loans, up from 4.52% of average loans in the third quarter.
  Non-performing loans totaled 13.56% of total loans, compared to 11.98% at September 30, 2009.
  Non-performing assets totaled 12.41% of total assets, compared to 10.79% at September 30, 2009.
  Tangible common equity as a percentage of tangible assets was 5.30%.
  $24.0 million in on-balance sheet liquidity added through the investment of cash inflows from new deposits.
  Net interest margin decreased 54 basis points to 2.48%, compared to 3.02% in the third quarter of 2009.
  Assets under administration at Bank of Florida Trust Company increased $6.1 million, or 1%, compared to September 30, 2009.

“Our results for the fourth quarter and full year 2009 were as we had expected, and in line with the disclosure provided in our Registration Statement on file with the Securities and Exchange Commission,” said Chief Executive Officer Michael L. McMullan. “Our registration statement remains on file with the SEC, and we are working hard on several internal and external capital raising options.

“We remain focused on reducing our problem assets, and will consider and evaluate all options that make economic sense for our shareholders. We continue to make progress through sales, absorption and restructures of non-performing loans and anticipate this activity to pick up as we move through 2010. We have also continued to reduce our exposure to land, construction, and development loans over the past 12 months, as this portfolio now represents 18% of our total loans, compared to 26% at December 31, 2008. In addition, early in the first quarter of 2010, we realigned our senior management team to better focus on the challenges that lie ahead this year.

“We also made progress in improving our core bank operations during 2009, despite the challenges of the current economic environment. Normalized net income at year end 2009, which excludes the impact of one-time expenses, such as the goodwill impairment charge recorded in the third quarter, as well as expenses related to resolving non-performing assets and loan loss provisions associated with non-performing loans, increased 19% compared to year-end 2008. This increase is a direct result of our efforts to increase non-interest income as well as the success of the expense reduction initiatives that we implemented during the second half of last year.

“In addition, during the fourth quarter, we significantly improved our liquidity position by adding $24.0 million in on-balance sheet liquidity through new deposit growth. While this had a negative impact on our net interest margin in the short term, it provided our balance sheet with necessary flexibility as we continue to work through the challenging environment. As we implemented a more normalized investment scenario with the additional liquidity late in the fourth quarter, our net interest margin improved to 2.80% in December (3.18% on a normalized basis, which excludes the effects of nonaccrual loans and their related funding costs), from 2.25% in November (2.59% on a normalized basis), and we anticipate that we will continue to see some improvement in our net interest margin during the first quarter of 2010.”

Net Interest Income

Net interest income for the 12 months ended December 31, 2009 amounted to $36.7 million, a decrease of $6.1 million compared to the 12 months ended December 31, 2008. The net interest margin decreased 49 basis points to 2.85% for the full year 2009, compared to 3.34% for the full year 2008. The year-over-year decrease in the net interest margin was primarily due to interest reversals related to the increased level of nonaccrual loans. The normalized net interest margin, which excludes the effects of nonaccrual loans and their related funding costs, decreased 29 basis points to 3.13% for the year ended December 31, 2009, compared to 3.42% for the year ended December 31, 2008. The decrease in the normalized net interest margin was related to the addition of on-balance sheet liquidity that occurred during the fourth quarter of 2009 and the timing of executing an investment strategy on these funds.

Net interest income for the fourth quarter of 2009 totaled $8.1 million, a decrease of 16% compared to $9.6 million in the third quarter of 2009. The net interest margin decreased 54 basis points to 2.48%, compared to 3.02% in the third quarter of 2009, primarily as a result of an increased level of on-balance sheet liquidity and the timing of executing an investment strategy on these funds. The normalized net interest margin was approximately 2.81% in the fourth quarter of 2009 compared to approximately 3.34% in the third quarter of this year.

Non-Interest Income

Non-interest income increased $4.2 million to $8.9 million for the year ended December 31, 2009, compared to $4.7 million for the year ended December 31, 2008. The year-over-year increase in non-interest income primarily resulted from an increase in investment securities gains of $4.2 million. Service charges and fees increased 37%, to $2.6 million, due to the implementation of a more efficient process for commercial account analysis, as well as income of $480,000 related to hedge ineffectiveness and the termination of a derivative transaction recorded during the third quarter of 2009. Trust fees decreased 5%, due to the distressed equity market conditions that occurred during the first half of 2009.

Non-interest income increased $1.8 million to $3.4 million in the fourth quarter from $1.6 million in the third quarter, primarily due to a $1.9 million increase in investment securities gains, and a 7% increase in trust fees as a result of an increase in assets under management and improved equity market conditions. Service charges and fees decreased 25%, primarily due to income of $382,000 related to hedge ineffectiveness and the termination of a derivative transaction recorded during the third quarter. Also impacting non-interest income during the fourth quarter was $333,000 related to losses on sale of Other Real Estate Owned.

Non-Interest Expense

Non-interest expense increased $64.5 million to $108.6 million for the 12 months ended December 31, 2009, compared to $44.1 million for the same period in 2008. The increase in non-interest expense during 2009 was primarily due to the $62.0 million goodwill impairment charge that was recorded during the third quarter. Excluding this charge, non-interest expenses increased $2.5 million, or 6%, to $46.6 million for the year ended December 31, 2009 from $44.1 million for the same period in 2008, primarily due to a 31% increase in general operating expenses related to a $1.6 million increase in FDIC assessments in 2009, including the $712,000 one-time FDIC assessment recorded during the second quarter of 2009, as well as increased loan collection related expenses and professional fees.

Non-interest expense decreased $61.2 million in the fourth quarter to $11.8 million, due to the one-time, non-cash goodwill impairment charge of $62.0 million recorded during the third quarter. Excluding the goodwill impairment charge, non-interest expense increased $748,000, or 7%, primarily due to higher loan collection related expenses, FDIC assessments, and professional fees.

Asset Quality and Provision for Loan Losses

Non-performing loans totaled $164.5 million, or 13.56% of total loans at the end of the fourth quarter, up $14.4 million from $150.1 million, or 11.98% of total loans as of the end of the third quarter. The increase in non-performing loans was primarily related to eight loans totaling $43.8 million, offset by net charge-offs of $27.2 million and transfers to Other Real Estate Owned of $7.8 million. The Company had $90.6 million and $87.8 million in loans defined as troubled debt restructurings as of December 31, 2009 and September 30, 2009, respectively. Of those amounts, $48.9 million and $46.3 million were accruing as of December 31, 2009 and September 30, 2009, respectively, and performing in accordance with their restructured terms. Non-performing assets were $178.8 million, or 12.41% of total assets, an increase of $18.2 million from $160.6 million or 10.79% of total assets as of the end of the third quarter.

Net charge-offs for the year ended December 31, 2009 were $61.1 million, or 5.37% of average loans, an increase of $51.9 million from $9.2 million, or 0.78% of average loans for the year ended December 31, 2008. Net charge-offs during 2009 were predominantly related to construction, land, and commercial real estate loans. Construction, land, and development loans represented 18% of total loans at December 31, 2009, down from 26% of total loans at December 31, 2008. The provision for loan losses totaled $73.7 million, up $49.2 million from $24.5 million for the year ended December 31, 2008. The increase in the provision for loan losses during 2009 was primarily due to an increase in non-performing loans, non-performing assets, and net charge-offs resulting from the continued downturn in the Florida economy and real estate market.

Net charge-offs were $27.2 million, or 10.10% of average loans on an annualized basis in the fourth quarter of 2009, an increase of $14.5 million from $12.7 million, or 4.52% of average loans in the third quarter on an annualized basis. Net charge-offs during the fourth quarter of 2009 were primarily related to construction, land, and commercial real estate loans. The provision for loan losses totaled $31.5 million, up $5.8 million from $25.7 million in the third quarter. The allowance for loan losses increased to $42.1 million or 3.47% of total loans, compared to $38.0 million, or 3.03% of total loans, at the end of the third quarter.

Balance Sheet and Capital

Total assets decreased $108.2 million, or 7%, to $1.4 billion, at December 31, 2009 compared to December 31, 2008. The decrease in total assets for the year was primarily due to the $62.0 million goodwill impairment charge recorded during the third quarter of 2009. Excluding this charge, total assets decreased $46.2 million, or 3% compared to December 31, 2008. The decrease in total assets excluding the goodwill impairment charge was primarily due to a $62.3 million, or 5%, decrease in total loans. This decrease largely resulted from pay downs, and charge-offs of non-performing loans, particularly within the land and construction portfolio. Offsetting the decrease in loans year-over-year was a 10% increase in commercial real estate loans. Total deposits increased 2% year-over-year, while brokered CDs decreased 44% due to the Company’s focus on reducing non-core funding. Core deposits increased 10% due to a $202.1 million increase in CDs with balances less than $100,000. During the quarter, $24.0 million in on-balance sheet liquidity was added through the investment of cash inflows from new deposits in short-term investments.

Total assets decreased $47.2 million, or 3% at the end of the fourth quarter compared to the third quarter, primarily due to a $40.2 million, or 3%, decrease in total loans. The decrease in total loans was primarily due to pay downs and charge-offs of non-performing loans. Total core deposits decreased $3.9 million, or less than 1%, compared to the third quarter of 2009 due to $56.7 million runoff in retail CDARs as well as a $64.3 million decrease in money market and NOW deposits. These decreases were offset by a $115.5 million increase in CDs with balances less than $100,000.

Shareholders’ equity in the fourth quarter totaled $82.6 million, a decrease of $21.3 million, or 20%, compared to the third quarter. Tangible common equity as a percentage of tangible assets stood at 5.30%, compared to 6.53% in the third quarter of 2009. Consolidated tier 1 leverage, tier 1 risk-based capital, and total risk-based capital ratios were approximately 2.88%, 3.61%, 6.25%, respectively, as of December 31, 2009.

The following tables summarize the Company’s results for the fourth quarter and full year 2009.

Bank of Florida Corporation
Financial Highlights (unaudited)

	For the Three Months Ended
	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(dollars in thousands, except per share data)	2009	2009	2009	2009	2008

Income Statement Highlights
Net interest income before provision	$8,069	$9,554	$9,435	$9,595	$9,789
Provision for loan losses	31,494	25,719	9,764	6,693	16,026
Non interest income	3,442	1,595	2,676	1,155	1,195
Noninterest expense	11,802	73,014	12,704	11,031	10,951
Net (loss) income	(19,770)	(78,080)	(6,500)	(4,373)	(10,014)
Top-line revenue	9,128	10,637	10,760	10,750	10,984
Basic (loss) income per common share	(1.55)	(6.10)	(0.51)	(0.34)	(0.78)
Diluted (loss) income per common share	(1.55)	(6.10)	(0.51)	(0.34)	(0.78)

Key Ratios
Return on average assets	(5.18)%	(20.63)	(1.71)%	(1.15)%	(2.65)%
Return on average common equity	(79.71)	(180.22)	(14.19)	(9.23)	(20.89)
Net interest margin	2.48	3.02	2.97	2.93	2.89
Efficiency ratio [1]	129.29	686.42	118.07	102.61	99.70
Tangible common equity ratio [2]	5.30	6.53	7.69	8.08	8.43
Average equity to average assets	6.78	11.73	12.06	12.46	12.70
Average loans to average deposits	84.78	95.67	99.21	104.04	103.84
Net charge-offs to average loans	10.10	4.52	3.29	3.92	0.26
Loan loss allowance to total loans	3.47	3.03	1.96	1.90	2.32
Loan loss allowance to nonperforming loans	25.57	25.32	17.58	21.28	41.10
Nonperforming loans to total loans	13.56	11.98	11.12	8.93	5.63
Nonperforming assets to total assets	12.41	10.79	9.74	7.67	4.95

Average Balances
Average loans	$1,075,798	$1,124,263	$1,153,183	$1,202,566	$1,213,371
Average assets	1,526,134	1,513,915	1,520,346	1,521,222	1,509,950
Average earning assets	1,292,715	1,254,596	1,274,355	1,327,659	1,347,990
Average deposits	1,268,890	1,175,084	1,162,340	1,155,918	1,168,491
Average common equity	99,212	173,298	183,259	189,578	191,719

	As of Period End
	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
	2009	2009	2009	2009	2008

Total assets	$1,440,850	$1,488,008	$1,528,879	$1,570,255	$1,549,013
Total loans (including unearned income and loan fees)	1,213,033	1,253,257	1,267,349	1,288,177	1,275,311
Total deposits	1,187,318	1,223,369	1,167,052	1,165,267	1,166,282
Stockholders' equity	82,611	103,883	180,803	186,334	189,979
Nonperforming assets	178,839	160,604	148,945	120,515	76,670
Assets under administration - Bank of Florida Trust Company	740,545	734,469	630,657	522,541	494,633
Assets under management - Bank of Florida Trust Company	628,137	617,877	515,380	412,661	386,472

GAAP reconciliation of tangible book value
Tangible book value per common share	$5.87	$7.48	$8.70	$9.39	$9.79
Effect of goodwill and other intangibles	0.19	0.20	4.99	4.99	5.08
Book value per common share	$6.06	$7.68	$13.69	$14.38	$14.87

[1] Efficiency ratio = Noninterest expense divided by the total of net interest income before provision for loan losses plus noninterest income (excluding net securities gains and losses).
[2] Tangible Common Equity = Tangible common equity as a percentage of tangible common assets

Bank of Florida Corporation
Consolidated Statements of Income (unaudited)

	Twelve Months Ended		Three Months Ended
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share data)	2009	2008	2009	2009	2009	2009	2008

Interest income
Interest and fees on loans	$66,098	$78,441	$15,389	$16,693	$16,717	$17,299	$18,960
Interest on securities and dividends	5,349	4,731	1,273	1,232	1,351	1,492	1,376
Interest on federal funds sold	16	155	5	8	1	2	92
Total interest income	$71,463	$83,327	16,667	17,933	18,069	18,793	20,428

Interest expense
Interest on deposits	28,789	33,572	7,089	6,886	7,127	7,686	9,081
Interest on subordinated debt	486	898	97	109	132	147	234
Interest on FHLB & other borrowings	5,536	6,065	1,412	1,384	1,375	1,365	1,324
Total interest expense	34,811	40,535	8,598	8,379	8,634	9,198	10,639
Net interest income	36,652	42,792	8,069	9,554	9,435	9,595	9,789

Provision for loan losses	73,670	24,488	31,494	25,719	9,764	6,693	16,026
Net interest income after provision for loan losses	(37,018)	18,304	(23,425)	(16,165)	(329)	2,902	(6,237)

Non interest income
Service charges & fees	2,631	1,923	686	911	560	472	474
Gain on sale of assets, net	(587)	32	(327)	(479)	191	29	100
Trust Fees, net	2,579	2,719	700	651	574	654	621
Gains on sale of investment securities	4,246	28	2,383	512	1,351	0	0
Total noninterest income	8,869	4,702	3,442	1,595	2,676	1,155	1,195

Noninterest expense
Salaries and employee benefits	20,032	21,411	4,644	4,717	5,460	5,211	5,056
Occupancy expenses	7,171	6,973	1,695	1,819	1,888	1,769	1,766
Equipment rental, depreciation and maintenance	3,180	3,279	759	771	812	837	799
General operating	78,168	12,398	4,704	65,707	4,544	3,214	3,330
Total noninterest expense	108,551	44,061	11,802	73,014	12,704	11,031	10,951
(Loss) income before taxes (benefit)	(136,700)	(21,055)	(31,785)	(87,584)	(10,357)	(6,974)	(15,993)
Income taxes (benefit)	(27,977)	(7,833)	(12,015)	(9,504)	(3,857)	(2,601)	(5,979)
Net (loss) income	$(108,723)	$(13,222)	$(19,770)	$(78,080)	$(6,500)	$(4,373)	$(10,014)

(Loss) income per common share - diluted	$(8.51)	$(1.03)	$(1.55)	$(6.10)	$(0.51)	$(0.34)	$(0.78)

Weighted average common shares outstanding - diluted	12,788,450	12,779,020	12,800,398	12,795,054	12,779,020	12,779,020	12,779,020

Total common shares outstanding	12,968,898	12,779,020	12,968,898	12,968,898	12,947,520	12,955,520	12,779,020

Bank of Florida Corporation
Consolidated Balance Sheet (unaudited)

(dollars in thousands)
A S S E T S	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008

Cash and due from banks	$10,161	$15,204	$11,805	$11,975	$35,054
Interest bearing due from other banks	58,506	59,913	27,368	44,106	12,571
Federal funds sold	0	0	0	241	313
Total cash and cash equivalents	68,667	75,117	39,173	56,322	47,938

Securities held to maturity	554	2,187	2,363	3,317	3,316
Securities available for sale	98,120	102,763	102,459	109,741	114,660

Loans held for sale	0	172	0	156	-

Portfolio loans	1,214,362	1,254,472	1,268,786	1,289,582	1,276,985
Less:
Allowance for loan losses	42,063	38,002	24,778	24,479	29,533
Unearned income and deferred loan fees	1,329	1,387	1,437	1,561	1,674
Net loans	1,170,970	1,215,083	1,242,571	1,263,542	1,245,778

Restricted securities, Federal Home Loan Bank and other bank stock	8,643	8,643	8,467	8,647	9,246
Premises and equipment	27,282	27,776	28,248	29,029	29,501
Accrued interest receivable	4,805	5,245	4,656	5,121	4,990
Intangible assets	2,471	2,569	64,631	64,738	64,850
Other assets	59,338	48,453	36,311	29,642	28,734
Total assets	$1,440,850	$1,488,008	$1,528,879	$1,570,255	$1,549,013

LIABILITIES AND STOCKHOLDERS' EQUITY

Non interest bearing deposits	$103,967	$101,881	$97,378	$101,631	$114,905
MM/NOW	346,401	410,706	387,104	383,815	366,349
Savings	5,825	6,248	6,427	6,318	5,752
CD's < $100k	310,012	194,544	118,802	114,083	107,889
Retail CDAR's	20,147	76,881	122,114	124,457	117,308
Total core deposits [1]	786,352	790,260	731,825	730,304	712,203

Brokered CD's	133,539	164,098	175,236	211,955	239,507
CD's (all others)	267,427	269,011	259,991	223,008	214,572

Total deposits	1,187,318	1,223,369	1,167,052	1,165,267	1,166,282

Fed funds purchased	-	-	-	-	-
Subordinated debt	16,000	16,000	16,000	16,000	16,000
Other borrowings	32,681	21,908	40,696	80,000	20,000
Federal home loan bank advances	118,457	118,461	118,466	118,470	152,474
Accrued interest payable	2,045	1,973	2,009	2,140	2,286
Accrued expenses and other liabilities	1,738	2,414	3,853	2,044	1,992
Total liabilities	1,358,239	1,384,125	1,348,076	1,383,921	1,359,034

Stockholders' Equity:
Preferred stock	3,971	4,300	3,525	-	-
Common stock	130	130	130	130	128
Additional paid-in capital	201,173	200,746	200,615	200,592	199,862
Restricted stock	(436)	(498)	(559)	(651)	-
Accumulated deficit	(15,030)	(15,030)	(15,030)	(15,030)	(1,808)
Current year net income (loss)	(108,723)	(88,953)	(10,873)	(4,373)	(13,222)
Dividends Paid	(106)	-	-	-	-
Other comprehensive income	1,632	3,188	2,995	5,666	5,019
Total stockholders' equity	82,611	103,883	180,803	186,334	189,979
Total liabilities and stockholders' equity	$1,440,850	$1,488,008	$1,528,879	$1,570,255	$1,549,013

[1] Management defines core deposits as the sum of demand deposits, NOW, MMDA, Savings, CDs less than $100 thousand and reciprocal CDARs. The Federal Financial Institutions Examinations Council (FFIEC) defines core deposits as the sum of demand deposits, all NOW and ATS accounts, MMDA savings, other savings deposits, and time deposits under $100 thousand.

Bank of Florida Corporation

Bank of Florida Corporation. (Nasdaq: BOFL) is a $1.4 billion-asset multi-bank holding Company located in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida – Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida – Tampa Bay in Hillsborough and Pinellas Counties; and Bank of Florida Trust Company, collectively referred to as the “Company”. Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on "Investor Relations." To receive an email alert of all company press releases, SEC filings, and events, select the “Email Notification” section.

Certain of the statements made herein are “forward-looking statements”, within the meaning and protections of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, capital, ownership or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target” and other similar words and expressions of the future. Statements and predictions regarding provisions for loan losses, levels of the allowance for loan losses, levels of non-performing loans and assets, migration of loans into non-performing status and problem loan and asset resolutions (including foreclosures), and pipelines of assets under management are forward looking statements. Many of these are not within our control.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2008 and in our quarterly report on Form 10-Q for the period ending September 30, 2009 filed on the same day under “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors,” and otherwise in our SEC reports and filings, including the 8-K to which this is an exhibit. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC’s Internet website at http://www.sec.gov.

Bank of Florida Corporation has filed a registration statement (including a prospectus) (SEC File Number 333-161252) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling (239) 254-2100.

We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date hereof, or after the respective dates on which any such statements otherwise are made.

CONTACT:
Bank of Florida Corporation
Tracy L. Keegan, Executive VP & CFO
239-254-2147
or
Nvestcom Investor Relations
Megan Malanga, 954-781-4393
megan.malanga@nvestcom.com